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                                                                    EXHIBIT 11.3

                            ALLEGIANCE TELECOM, INC.

                         COMPUTATION OF PER SHARE LOSS

                      Three Months Ended September 30, 1998

                      (In thousands, except share amounts)

                                                        NUMBER OF SHARES    PERCENT OUTSTANDING    EQUIVALENT SHARES
                                                        ----------------    -------------------    -----------------
Prior to Initial Public Offering
      1997 Common Stock Offering                                     426            1.10%                          5

After Initial Public Offering
      1997 Common Stock Offering                                     426           98.91%                        421
      1998 Common Stock Offering                              10,000,000           98.91%                  9,891,304
      Preferred Stock Converted to Common Stock               40,341,128           98.91%                 39,902,637
                                                                                                   -----------------
                                                                                                          49,794,368


WEIGHTED AVERAGE SHARES OUTSTANDING                                                                       49,794,368

NET LOSS APPLICABLE TO COMMON STOCK                                                                $    (183,892,618)

NET LOSS PER SHARE, BASIC AND DILUTED                                                              $           (3.69)
                                                                                                   =================